UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/18/2007

VPGI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13225

Texas	75-1975147
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

700 Gemini Street, Suite 100, Houston, Texas 77056
(Address of principal executive offices, including zip code)

281-488-3883
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

On January 18, 2007, the holder of warrants to purchase our par value $.001 common stock ("Common Stock") exercised all of its warrants at an exercise price of $0.05 per share and received 2,000 shares of our Common Stock.

On January 18, 2007, we issued to our Chief Executive Officer, for services, 50,000 shares of our Common Stock.

On January 18, 2007, we issued to a consultant, for services, 50,000 shares of our Common Stock.

The foregoing issuances were made pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, in that (a) the investor or its purchaser representative is reasonably believed to have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment, (b) the investor or its purchaser representative were provided with required information and an opportunity to obtain additional information a reasonable period of time prior to the transaction, (c) the investor or its purchaser representative were advised of the limitations on resale of the Common Stock, (d) the investor represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and (e) appropriate legends were affixed to the instruments issued in the transactions.

On January 18, 2007, the holder of 20 shares of our Series 2002-K Preferred Stock converted its holdings into shares of our Common Stock. The preferred stock had a liquidation value of $500,000 and was converted into 625,000 shares of Common Stock at a conversion price of $0.80 per share. After the conversion, no shares of Series 2002-K Preferred Stock remain issued and outstanding. This issuance was made pursuant to the exemption from registration provided by Rule 144(k), in that the holder was not an affiliate of the issuer at the time of the sale and had not been an affiliate during the preceding three months and a period of at least two years had elapsed since the date the securities were acquired from the issuer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VPGI Corp.

Date: January 24, 2007	By:	/s/ Joseph R. Rozelle
Joseph R. Rozelle
Chief Executive Officer and Principal Financial Officer